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                               CONFIRMING COPY



                                   FORM 8-A



                      SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C.  20549



              FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                   PURSUANT TO SECTION 12(b) OR (g) OF THE
                       SECURITIES EXCHANGE ACT OF 1934





                                NeoPharm, Inc.
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              (Exact Name of Issuer as Specified in its charter)



       Delaware                                                51--0327886
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(State of incorporation                                      (I.R.S. Employer
  or organization)                                          Identification No.)



225 East Deerpath, Suite 250, Lake Forest, Illinois                      60045
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(Address of Principal Executive offices)                              (Zip Code)



Securities to be registered pursuant to Section 12(b) of the Act:

        Title of each class                       Name of each exchange on which
        to be so registered                       each class is to be registered


   Common Stock, $0.0002145 par value per share.       American Stock Exchange

If this Form relates to the registration of a class of debt securities and is effective upon filing pursuant to General Instruction A.(c)(1), please check the following box. [ ]

If this Form relates to the registration of a class of debt securities and is to become effective simultaneously with the effectiveness of a concurrent registration statement under the Securities Act of 1933 pursuant to General Instruction A.(c)(2), please check the following box. [ ]

Securities to be registered pursuant to Section 12(g) of the Act:

                                     None
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                INFORMATION REQUIRED IN REGISTRATION STATEMENT


Item 1.         Description of Registrant's Securities to be Registered

                COMMON STOCK

                The authorized capital stock of the Company consists of 15,000,000 shares of Common Stock, par value $0.0002145 per share. At November 12, 1996, there were 8,120,268 shares of Common Stock outstanding held of record by 19 stockholders.

                The holders of Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. Subject to any outstanding Preferred Stock preference, the holders of Common Stock are entitled to receive ratably the dividends, if any, that may be declared from time to time by the Board of Directors out of funds legally available for such dividends. The Company has never declared a dividend and does not anticipate doing so. Subject to any outstanding Preferred Stock preference, in the event of a liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to share ratably in all assets remaining after payment of liabilities. Holders of Common Stock have no preemptive rights and no right to convert their Common Stock into any other securities. There are no redemption or sinking fund provisions applicable to the Common Stock. All the outstanding shares of Common Stock are validly issued, fully paid and nonassessable.

Item 2.         Exhibits

                Pursuant to Instruction II, the following exhibits are being filed with each copy of the Registration Statement filed with the American Stock Exchange, but are not filed with, or incorporated by reference in, copies of the Registration Statement filed with the Commission.

                1. Annual Report on SEC Form 10-K for the year ended December 31, 1995;

                2. Quarterly Reports on SEC Form 10-Q for the quarters ended March 31, 1996, June 30, 1996 and September 30, 1996;

                3.      The Company's Certificate of Incorporation, as amended;


                4.      The Company's By-laws;

                5.      Specimen of the Common Stock Certificate;

                6. Form of Company's Prospectus dated January 25, 1996 covering initial offering of 1,350,000 shares of Common Stock.



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                                  SIGNATURE


        Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereto duly authorized.



Date:  November 12, 1996                NEOPHARM, INC.



                                        By: /s/ David Riggs
                                            ---------------
                                                David Riggs
                                                Secretary












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